ALLIANCEBERNSTEIN REAL ESTATE INVESTMENT FUND

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
Total return from long-term growth of capital and income principally through investing in equity securities of companies that are primarily engaged in or related to the real estate industry.
Non-fundamental:
The Fund's investment objective is total return from long-term growth of capital and income.

Fundamental Investment Policies:
The Fund is a diversified fund as a matter of fundamental policy.

Related fundamental policies:
The Fund may not with respect to 75% of its total assets, have such assets represented by other than: (a) cash and cash items, (b) U.S. Government securities, or (c) securities of any one issuer (other than the U.S. Government and its agencies or instrumentalities) not greater in value than 5% of the Fund's total assets, and not more than 10% of the outstanding voting securities of such issuer.

The Fund may not purchase the securities of any one issuer, other than the U.S. Government and its agencies or instrumentalities, if as a result (a) the value of the holdings of the Fund in the securities of such issuer exceeds 25% of its total assets, or (b) the Fund owns more than 25% of the outstanding securities of any one class of securities of such issuer.
The Fund is diversified.


Related fundamental policies eliminated.
The Fund may not invest 25% or more of its total assets in the securities of issuers conducting their principal business activities in any one industry, other than the real estate industry in which the Fund will invest at least 25% or more of its total assets, except that this restriction does not apply to U.S. Government securities.
The Fund may not concentrate investments in an industry, other than the real estate industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Fund may not purchase or sell real estate, except that it may purchase and sell securities of companies which deal in real estate or interests therein, including Real Estate Equity Securities.





Related non-fundamental policy:
In connection with the qualification or registration of the Fund's shares for sale under the securities laws of certain states, the Fund has agreed, in addition to the foregoing investment restrictions, and as a matter of non-fundamental investment policy, that it will not purchase or sell real property (excluding REITs and readily marketable securities of companies which invest in real estate).
The Fund may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business, including Real Estate Equity Securities.

Related non-fundamental policy eliminated.
The Fund may not pledge, hypothecate, mortgage or otherwise encumber its assets, except to secure permitted borrowings.
Policy eliminated.
The Fund may not make loans except through (a) the purchase of debt obligations in accordance with its investment objectives and policies; (b) the lending of portfolio securities; or (c) the use of repurchase agreements. The Fund may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act. The Fund may not participate on a joint or joint and several basis in any securities trading account.
Policy eliminated.
The Fund may not invest in companies for the purpose of exercising control. Policy eliminated.
The Fund may not issue any senior security within the meaning of the 1940 Act.


Related fundamental policy.

The Fund may not borrow money except for temporary or emergency purposes or to meet redemption requests, in an amount not exceeding 5% of the value of its total assets at the time the borrowing is made.
The Fund may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.

For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related fundamental policy eiminated.
The Fund may not make short sales of securities or maintain a short position, unless at all times when a short position is open not more than 25% of the Fund's net assets (taken at market value) is held as collateral for such sales at any one time.
Policy eliminated.
The Fund may not purchase or sell commodities or commodity contracts including futures contracts.
The Fund may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.
The Fund may not invest in interests in oil, gas, or other mineral exploration or development programs.
Policy eliminated.
The Fund may not purchase securities on margin, except for such short-term credits as may be necessary for the clearance of transactions.
Fundamental policy eliminated.

New non-fundamental policy:
The Fund may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.
The Fund may not act as an underwriter of securities, except that the Fund may acquire restricted securities under circumstances in which, if such securities were sold, the Fund might be deemed to be an underwriter for purposes of the Securities Act.
The Fund may not act as an underwriter of securities of other issuers, except that the Fund may acquire restricted securities under circumstances in which, if such securities were sold, the Fund might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").

Non-Fundamental Investment Policies:
The Fund may enter into repurchase agreements of up to seven days' duration. The Fund may enter into repurchase agreements.
The Fund may make loans of portfolio securities of up to 25% of its total assets.
The Fund may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.
The Fund may invest up to 20% of its net assets in mortgage-backed securities and short-term investments.
The Fund may invest in mortgage-backed securities and short-term investments.

The Fund may invest in derivatives, including options, futures, forwards and swaps.

The Fund may invest in foreign securities.
The Fund may invest up to 15% of its net assets in convertible securities. The Fund may invest in convertible securities.
The Fund may invest up to 10% of its net assets in rights or warrants.
The Fund may invest in rights or warrants.
The Fund may make forward commitments not exceeding 30% of its net assets. The Fund may make forward commitments.
The Fund will limit its investments in illiquid securities to no more than 15% of its net assets.



Related non-fundamental policy:
In connection with the qualification or registration of the Fund's shares for sale under the securities laws of certain states, the Fund has agreed, in addition to the foregoing investment restrictions, and as a matter of non-fundamental investment policy, that it will not invest more than 10% of its total assets in restricted securities (excluding securities that may be resold pursuant to Rule 144A under the Securities Act).
The Fund will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.

Related non-fundamental policy eliminated.

The Fund may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940
Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
In connection with the qualification or registration of the Fund's shares for sale under the securities laws of certain states, the Fund has agreed, in addition to the foregoing investment restrictions, and as a matter of non-fundamental investment policy, that it will not invest more than 5% of its total assets in warrants, except for warrants acquired by the Fund as a part of a unit or attached to securities, provided that not more than 2% of the Fund's net assets may be invested in warrants that are not listed on the New York Stock Exchange (the "Exchange") or American Stock Exchange. Policy eliminated.



SK 00250 0450 687669